Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. REPORTS

THIRD QUARTER 2010 FINANCIAL RESULTS

Quarterly Results Include a Non-Cash Charge for Deferred Taxes of $1.24 per share

•   The PMI Group, Inc. (the “Company”) reported a loss from continuing operations in the third quarter of 2010 of $281.1 million, or $1.74 per share.

•   Third quarter results included a non-cash provision of $200.2 million as a result of an increase in the Company’s deferred tax asset valuation allowance. The provision was recorded as an increase in tax expense in the Company’s GAAP financial statements. However, it did not affect its statutory financial statements.

•   The Company realized net investment gains of approximately $83.2 million (pre-tax), or $0.34 per share (after tax), primarily as a result of municipal bonds sales during the third quarter of 2010 in connection with the strategic repositioning of its investment portfolio from tax exempt securities to securities that provide taxable investment income.

•   New insurance written increased for the third consecutive quarter to approximately $2.0 billion in the third quarter of 2010.

•   U.S. Mortgage Insurance’s primary loans in default declined to 131,891 as of September 30, 2010 from 138,431 as of June 30, 2010 due primarily to an increase in the number of primary claims paid and continued cures.

•   Consolidated reserves for losses and loss adjustment expenses at September 30, 2010 declined to $3.0 billion compared to $3.1 billion at June 30, 2010 due to higher paid claims and a decline in the default inventory, offset by an increase in reserves due to lower than expected cure rates and the aging of defaults in the portfolio.

•   The Company had consolidated cash and cash equivalents and investments of $3.3 billion and total assets in captive trust accounts of approximately $833.1 million at September 30, 2010.

•   PMI Mortgage Insurance Co. (“MIC”) ended the third quarter of 2010 with excess minimum policyholders’ position of approximately $332 million and a risk to capital ratio of approximately 17.2 to 1.

Walnut Creek, CA, October 28, 2010 - The PMI Group, Inc. (NYSE: PMI) today reported a loss from continuing operations for the third quarter of 2010 of $281.1 million, or $1.74 per basic and diluted1 share, compared with a loss from continuing operations of $87.9 million, or $1.06 per basic and diluted share, for the same period one year ago. For the first nine months of 2010, the Company reported a loss from continuing operations of $588.7 million, or $4.64 per basic and diluted share, compared to a loss from continuing operations of $425.8 million, or $5.18 per basic and diluted share in the first nine months of 2009.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The PMI Group, Inc. Third Quarter Results

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations	$(281,103)	$(87,920)
Loss from discontinued operations, net of income taxes*	—	(5,312)

Net loss	$(281,103)	$(93,232)

Diluted loss from continuing operations per share	$(1.74)	$(1.06)
Diluted loss from discontinued operations per share*	—	(0.07)

Diluted net loss per share	$(1.74)	$(1.13)

*	Includes the 2009 effects of former subsidiaries PMI Australia, PMI Asia and PMI Guaranty.

The PMI Group, Inc. Year-to-Date Results

	Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations	$(588,650)	$(425,808)
Loss from discontinued operations, net of income taxes*	—	(5,335)

Net loss	$(588,650)	$(431,143)

Diluted loss from continuing operations per share	$(4.64)	$(5.18)
Diluted loss from discontinued operations per share*	—	(0.06)

Diluted net loss per share	$(4.64)	$(5.24)

*	Includes the 2009 effects of former subsidiaries PMI Australia, PMI Asia and PMI Guaranty.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $251.6 million in the third quarter of 2010 compared to a net loss of $110.6 million in the third quarter of 2009. The loss in the third quarter of 2010 was due primarily to an increase in the valuation allowance with respect to deferred tax assets and continued high loss and loss adjustment expenses (“LAE”) which were partially offset by realized investment gains.

The deferred tax asset valuation allowance increased by $181.0 million in the third quarter of 2010 to $434.0 million. The increase in the third quarter of 2010 was primarily due to the Company’s loss development in recent periods that has been more adverse than its expectations. In addition, future loss development and macroeconomic factors continue to be uncertain. In light of the recent adverse loss development and future uncertainties, the Company evaluated its deferred tax asset and determined that it was necessary under current accounting guidance to increase the valuation allowance.

Total revenues were $235.9 million in the third quarter of 2010 compared to $207.6 million in the third quarter of 2009. The increase in the third quarter of 2010 was primarily due to the net realized investment gains which offset lower premiums earned.

New insurance written in the third quarter of 2010 was $2.0 billion, compared to $1.2 billion in the third quarter of 2009. At September 30, 2010, primary insurance in force was $104.6 billion compared to $116.9 billion at September 30, 2009.

U.S. Mortgage Insurance Operations’ losses and LAE were $317.1 million in the third quarter of 2010 compared to $334.6 million in the third quarter of 2009. During the third quarter of 2010, the Company paid total claims including LAE of $322.7 million and, as a result, the ending reserves for losses and LAE, gross of reinsurance recoverables, was $3.0 billion compared to $3.1 billion at June 30, 2010.

The number of primary loans in default decreased to 131,891 at September 30, 2010 from 150,925 at December 31, 2009 and 141,261 at September 30, 2009. New notices of default received in the third quarter of 2010 totaled 29,715 compared to 37,835 in the fourth quarter of 2009 and 41,359 in the third quarter of 2009. The primary default rate, measured as a percentage of primary policies in force (which have declined in recent quarters), was 20.37% at September 30, 2010 compared to 21.40% at December 31, 2009 and 19.48% at September 30, 2009.

The total number of pool loans in default decreased to 15,970 at September 30, 2010 from 51,104 at December 31, 2009 and 52,158 at September 30, 2009. The decline compared to the fourth quarter of 2009 and the one year ago period was due primarily to the restructuring of certain modified pool policies.

Rescission and claim denial of delinquent risk in force totaled $208.8 million in the third quarter of 2010 compared to $217.0 million in the fourth quarter of 2009 and $228.5 million in the third quarter of 2009.

The Company’s Homeownership Preservation Initiatives (HPI) enabled 9,674 borrowers, representing $451.1 million of risk in force, to retain their homes through loan modifications and payment plans in the third quarter of 2010. As of September 30, 2010, approximately 10,739 loans insured by PMI were in a Home Affordable Modification Program (HAMP) trial period compared to 18,079 loans as of June 30, 2010. In addition, HPI enabled 2,492 homeowners in the third quarter of 2010 to avoid foreclosure through alternatives such as short sales. In total, 18% of primary loans in default were enrolled in HAMP or non-HAMP workout programs.

International Operations

International Operations, which include PMI Europe and PMI Canada, had net income from continuing operations for the third quarter of 2010 of $2.6 million compared to net income from continuing operations of $27.4 million in the third quarter of 2009. Net income for the third quarter of 2009 was higher due to a net gain from credit default swap transactions and certain income tax benefits. PMI Europe’s risk in force was $2.0 billion at September 30, 2010 compared to $5.3 billion at September 30, 2009.

Corporate and Other

The Corporate and Other segment had a net loss of $32.2 million in the third quarter of 2010 compared to a net loss of $4.7 million in the same period one year ago. The results for the third quarter of 2010 include an increase in the valuation allowance associated with deferred taxes of approximately $19 million and a loss (representing an increase in fair market value) of $5.1 million (pre-tax) related to the fair value measurement of certain corporate debt obligations compared to a gain (representing a decrease in fair market value) of $3.1 million (pre-tax) in the third quarter of 2009.

Capital and Liquidity Information as of September 30, 2010

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments of $3.3 billion and total shareholders’ equity of $661.9 million.

•	At the holding company level, The PMI Group, Inc., had available cash and cash equivalents and investments of $78.5 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.6 billion and total assets in captive trust accounts of approximately $833.1 million.

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During the third quarter of 2010, MIC restructured certain modified pool policies resulting in the acceleration of approximately $27.0 million for a payment to the counterparty and the elimination of the remaining $183.7 million of risk in force under the policies. The amount of the payment to the counterparty was included in third quarter 2010 losses and LAE.

ABOUT THE PMI GROUP, INC.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

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Potential significant future losses as a result of a variety of factors that are outside our control and difficult to predict. Among other factors affecting future losses and that could cause losses to increase more rapidly or to higher levels than expected are the following:

•	Future economic conditions, including unemployment rates, interest rates and home prices.

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The level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans) and the claim severity within MIC’s mortgage insurance portfolio.

•	The level of future rescissions and claim denials and future reversals of rescissions and claim denials.

•	The timing of future claims paid.

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

•	Increased losses or an acceleration of expected losses could cause PMI to be out of compliance with applicable regulatory requirements.

•	In sixteen states, so long as a mortgage insurer does not meet a required minimum policyholders’ position or exceeds a maximum permitted risk-to-

capital ratio (generally 25 to 1), it may be prohibited from writing new business. In some states, including Arizona, MIC’s state of domicile, the applicable regulator has discretion as to whether the mortgage insurer may continue to write new business.

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In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we have a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary, PMI Mortgage Assurance Co. There can be no assurance that we will be able to effectuate this plan.

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Our expectation that, because our loss reserves are not intended to be an estimate of total future losses, our ultimate actual losses will be higher than, and could substantially exceed, our loss reserve estimates;

•	The risk that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	The limitations we have placed on new business writings and certain mortgage and private mortgage insurance market conditions, which have negatively impacted the private mortgage insurance industry;

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The potential litigation risk associated with our rescission activity and, in the event that we are unsuccessful in defending our rescissions, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

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The risk that we overestimate the number of loans that ultimately cure, which management factors in when establishing loss reserve estimates, and which could result in loss reserves that are insufficient to cover our losses on existing delinquent loans;

•	The aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

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The performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A quality loans, and adjustable rate and interest-only loans, which have resulted in increased losses in prior periods and are expected to result in further losses;

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The risk that we may not be able to realize all of our deferred tax assets and may be required to record a full valuation allowance or increase the current partial valuation allowance against our remaining net deferred tax assets;

•	The risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

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The risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility;

•	Further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	Heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	Potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•	The potential future impairment of the value of equity or other securities held in our investment portfolios as a result of the significant volatility in the capital markets;

•	Volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis;

•	Heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and the Company and MIC; and

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Potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no obligation to update forward-looking statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$139,357	$167,362	$443,723	$521,932

Revenues
Premiums earned	$139,831	$176,572	$451,047	$546,266
Net gain from credit default swaps	2,249	9,248	4,429	24,007
Net investment income	13,637	25,980	64,186	89,701
Equity in losses from unconsolidated subsidiaries	(3,059)	(4,377)	(11,386)	(8,215)
Net realized investment gains	83,151	11,921	90,981	29,262
Change in fair value of certain debt instruments	(5,125)	3,125	(93,625)	(17,478)
Other income	2,209	13	4,437	2,328

Total revenues	232,893	222,482	510,069	665,871

Losses and expenses
Losses and loss adjustment expenses	314,784	336,778	986,098	1,200,566
Amortization of deferred policy acquisition costs	4,637	4,151	12,676	11,249
Other underwriting and operating expenses	31,420	34,569	93,186	114,342
Interest expense	13,393	9,338	35,163	32,921

Total losses and expenses	364,234	384,836	1,127,123	1,359,078

Loss from continuing operations before income taxes	(131,341)	(162,354)	(617,054)	(693,207)
Income tax expense (benefit) from continuing operations	149,762	(74,434)	(28,404)	(267,399)

Loss from continuing operations	(281,103)	(87,920)	(588,650)	(425,808)
Loss from discontinued operations, net of taxes	—	(5,312)	—	(5,335)

Net loss	$(281,103)	$(93,232)	$(588,650)	$(431,143)

Diluted loss from continuing operations per share	$(1.74)	$(1.06)	$(4.64)	$(5.18)
Diluted loss from discontinued operations per share	—	(0.07)	—	(0.06)

Diluted net loss per share	$(1.74)	$(1.13)	$(4.64)	$(5.24)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009	September 30, 2009
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,216,026	$2,572,533	$2,814,061
Cash and cash equivalents	1,098,940	686,891	844,265
Investments in unconsolidated subsidiaries	132,064	139,775	147,024
Reinsurance recoverables	522,116	703,550	659,356
Deferred policy acquisition costs	46,115	41,289	42,266
Property, equipment and software, net of accumulated depreciation and amortization	89,176	101,893	107,886
Deferred tax assets	142,000	178,623	110,701
Other assets	366,683	216,963	213,403

Total assets	$4,613,120	$4,641,517	$4,938,962

Liabilities
Reserve for losses and loss adjustment expenses	$3,015,166	$3,253,820	$3,175,027
Unearned premiums	63,490	72,089	87,088
Debt	588,453	389,991	417,757
Other liabilities	284,147	198,530	275,982

Total liabilities	3,951,256	3,914,430	3,955,854
Shareholders’ equity	661,864	727,087	983,108

Total liabilities and shareholders’ equity	$4,613,120	$4,641,517	$4,938,962

Basic shares issued and outstanding	161,162	82,580	82,573

Book value per share	$4.11	$8.80	$11.91

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Note: Please refer to The PMI Group, Inc. Third Quarter 2010 Financial Supplement for additional information.